Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT: Hilary Ginsberg	NYSE: AMTG
(212) 822-0767

APOLLO RESIDENTIAL MORTGAGE, INC. REPORTS

FIRST QUARTER 2012 FINANCIAL RESULTS

— 53% Increase in Operating Earnings Per Share —

New York, NY, May 8, 2012 - Apollo Residential Mortgage, Inc. (the “Company”) (NYSE: AMTG) today reported Operating Earnings (a non-GAAP financial measure as defined below) of $8.0 million, or $0.78 per share, for the three months ended March 31, 2012. Net income for the same period was $20.1 million or $1.95 per share. The difference between Operating Earnings and net income was due primarily to net realized gains recognized from the sale of residential mortgage-backed securities (“RMBS”) as well as unrealized gains on the value of the Company’s RMBS portfolio at quarter end. A reconciliation of Operating Earnings to net income is set forth in this press release.

First Quarter Highlights:

•	Increased Operating Earnings per share by 53% on a sequential quarter basis;

•	Realized net gains of $6.8 million, or $0.66 per share, from the sale of $390.9 million of RMBS;

•	$1.3 billion RMBS portfolio at March 31, 2012 consisted of Agency RMBS with an estimated fair value of $1.2 billion and non-Agency RMBS with an estimated fair value of $179 million;

•	RMBS portfolio had a 2.9% blended net interest spread and a 20.5% levered asset yield(1) at March 31, 2012;

•

Fixed-Rate Agency RMBS portfolio experienced prepayments at a three month average constant prepayment rate (“CPR”) of 5%; Including adjustable rate RMBS and Agency Derivatives, the Agency RMBS portfolio experienced prepayments at a three month average CPR of 6%;

•	Declared a $0.75 per share quarterly dividend for stockholders of record as of March 31, 2012; and

•	Book value per share at March 31, 2012 was $21.09 as compared to $19.92 at December 31, 2011, a 6% increase.

(1)	Levered asset yield is calculated as net interest spread multiplied by 1 + the leverage (debt/equity) multiple.

“This was the first complete quarter the Company has been fully invested since our initial public offering and we believe our strong financial performance reflects the quality of our Agency and non-Agency asset selection, as well as the benefits of our financing strategy,” said Stuart Rothstein, Chief Financial Officer of the Company. “Significantly, our book value per share increased 6% on a sequential basis over last quarter, primarily driven by realized as well as unrealized gains from our portfolio.”

Portfolio Summary

The following table sets forth additional detail regarding the Company’s portfolio as of March 31, 2012:

Residential Mortgage-Backed

Securities

(dollars in thousands)

	Principal Balance	Unamortized Premium (Discount)	Amortized Cost(1)(2)	Estimated Fair Value(1)	Net Weighted Average Coupon(3)	Weighted Average Yield(4)
Agency RMBS:
15 year fixed-rate	$191,819	$8,260	$200,079	$201,480	3.3%	2.3%
30 year fixed-rate	801,529	48,412	849,941	856,449	4.2%	3.1%
Adjustable-rate mortgages	81,898	4,149	86,047	86,848	2.5%	1.1%
Agency Derivatives(5)	102,944	(90,513)	12,431	12,790	4.0%	12.8%

Total Agency RMBS	1,178,190	(29,692)	1,148,498	1,157,567	3.9%	2.9%

Non-Agency RMBS	260,171	(83,656)	176,515	178,969	1.1%	9.4%

Total	$1,438,361	$(113,348)	$1,325,013	$1,336,536	3.4%	3.8%

(1)	Includes unsettled purchases with an aggregate cost of $93 and estimated fair value of $102 at March 31, 2012.
(2)	Amortized cost includes unrealized losses of $971 that have been reclassified pursuant to GAAP.
(3)	Net weighted average coupon is presented net of servicing and other fees.
(4)	Weighted average yield incorporates future prepayment and loss assumptions, as applicable.
(5)	Agency Derivatives include interest only securities and inverse interest only securities.

The Company’s fixed-rate Agency RMBS portfolio experienced prepayments at a three month average CPR of 5%. Including adjustable rate RMBS and Agency Derivatives, the Agency RMBS portfolio experienced a three month average CPR of 6%.

The Company’s non-Agency RMBS investments consist primarily of seasoned, sub-prime securities. The weighted average cost basis of the Company’s non-Agency RMBS portfolio was 68% of par as of March 31, 2012.

Commenting on the Company’s portfolio, Michael Commaroto, the Company’s Chief Executive Officer, said: “We believe we have constructed a well-diversified portfolio of both Agency and non-Agency securities. As we grow and manage our Agency portfolio, we continue to focus on securities we expect will provide us with the best protection against prepayments and with the least amount of premium over generic securities. Consistent with this emphasis, as spreads continued to tighten throughout the first quarter, we moved down in coupon by selling some of our Agency 5.0% and all of our Agency 5.5% RMBS and purchased Agency 4.0% and Agency 4.5% RMBS. In addition, we sold some of our hybrid adjustable rate RMBS. As a result of these sales, as well as additional sales in our non-Agency portfolio, we realized net gains of $6.8 million, or $0.66 per share in the first quarter.”

Mr. Commaroto continued: “With respect to our non-Agency portfolio, we continue to invest in RMBS with significant credit enhancement in the form of structural subordination or perceived equity in the underlying property value. In the event credit enhancement is not available, we seek to invest in RMBS trading at a deep enough discount such that we believe we are adequately compensated for the moderate increase in risk profile.”

Portfolio Financing

At March 31, 2012, the Company had outstanding borrowings with 14 counterparties totaling $1.2 billion and had entered into master repurchase agreements with 18 counterparties representing over $4 billion of potential funding capacity.

The following table sets forth the Company’s borrowings as of March 31, 2012:

Collateral	Amount Outstanding	Weighted Average Interest Rate	Effective Cost of Funds(1)
Agency RMBS	$1,040,848	0.3%	0.7%
Non-Agency RMBS	130,329	1.9%	2.0%

Total	$1,171,177	0.5%	0.8%

(1)	The effective cost of funds for the period presented is a non-GAAP financial measure. See the accompanying Reconciliation of non-GAAP Financial Measures.

Book Value

The Company’s book value per share at March 31, 2012 was $21.09, an increase of $1.17 or 6% from the per share book value of $19.92 at December 31, 2011.

The following table sets forth the factors causing the increase in the Company’s book value per share from December 31, 2011 to book value per share at March 31, 2012:

Book Value - December 31, 2011	$19.92
Common stock dividends declared	(0.75)
Operating Earnings	0.78
Equity offering costs	(0.04)
Non-Operating Items Impacting Net Income
Unrealized gain on Agency RMBS, net	0.28
Unrealized gain on non-Agency RMBS, net	0.30
Unrealized loss on derivatives, net	(0.06)
Realized gain on sales of Agency RMBS	0.33
Realized gain on sales of non-Agency RMBS	0.33

Book Value - March 31, 2012	$21.09

Subsequent Events

On April 20, 2012, the Company completed a follow-on public offering of 13.9 million shares of common stock at a price of $18.00 per share, resulting in net proceeds to the Company of $249.5 million. The Company deployed the proceeds into Agency RMBS with an aggregate purchase price of approximately $1.4 billion and non-Agency RMBS with an aggregate purchase price of approximately $90.1 million as of April 30, 2012.

Teleconference and Website Presentation Details:

The Company will be hosting a conference call to discuss its financial results on Wednesday, May 9, 2012 at 10:00 a.m. Eastern Time. Members of the public who are interested in participating in the Company’s first quarter earnings teleconference call should dial from the U.S., (877) 706-7548, or from outside the U.S., (706) 902-2150, shortly before 10:00 a.m. and reference the Apollo Residential Mortgage, Inc. Teleconference Call (number 71495775). Please note the teleconference call will be available for replay beginning at 12:00 p.m. on Wednesday, May 9, 2012, and ending at midnight on Wednesday, May 16, 2012. To access the replay, callers from the U.S. should dial (855) 859-2056 and callers from outside the U.S. should dial (404) 537-3406, and enter conference identification number 71495775.

Webcast:

The conference call will also be available on the Company’s website at www.apolloresidentialmortgage.com. To listen to a live broadcast, please go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will also be available for 30 days on the Company’s website.

Supplemental Information

The Company provides a supplemental information package to offer more transparency into its financial results and make its reporting more informative and easier to follow. The supplemental package is available in the investor relations section of the Company’s website at www.apolloresidentialmortgage.com.

About Apollo Residential Mortgage, Inc.

Apollo Residential Mortgage, Inc. (NYSE:AMTG) is a real estate investment trust that invests in, finances and manages residential mortgage-backed securities, residential mortgage loans and other residential mortgage assets throughout the United States. The Company is externally managed and advised by ARM Manager, LLC, a Delaware limited liability company and an indirect subsidiary of Apollo Global Management, LLC (NYSE:APO), a leading global alternative investment manager with $75 billion of assets under management at December 31, 2011.

Additional information can be found on the Company’s website at www.apolloresidentialmortgage.com.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. These forward-looking statements include information about possible or assumed future results of the Company’s business, financial condition, liquidity, results of operations, plans and objectives, including information about the ability of the Company to generate attractive returns while attempting to mitigate risk. When used in this release, the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. For a further list and description of such risks and uncertainties, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and other reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements, and other risks, uncertainties and factors are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company. Forward-looking statements are not predictions of future events. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Apollo Residential Mortgage, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet (Unaudited)

(in thousands—except share and per share data)

	March 31, 2012	December 31, 2011
Assets:
Cash	$41,340	$44,407
Restricted cash	18,749	10,402
RMBS, at fair value ($1,268,405 and $1,173,052 pledged as collateral, respectively)	1,336,536	1,240,472
Investment related receivable	2,186	116,678
Interest receivable	3,927	3,908
Deferred financing costs, net	430	455
Derivative asset	83	235
Other assets	203	370

Total Assets	$1,403,454	$1,416,927

Liabilities and Stockholders’ Equity
Liabilities:
Borrowings under repurchase agreements	$1,171,177	$1,079,995
Investment related payable	93	121,144
Accrued interest payable	1,021	1,123
Derivative liability	3,898	3,481
Accounts payable and accrued expenses	1,794	1,534
Payable to related party	1,062	1,974
Dividend payable	7,733	3,090

Total Liabilities	1,186,778	1,212,341

Stockholders’ Equity:
Common stock, $0.01 par value, 450,000,000 shares authorized, 10,273,125 and 10,271,562 shares issued and outstanding in 2012 and 2011, respectively	103	103
Preferred stock, $0.01 par value, 50,000,000 shares authorized and no shares outstanding	—	—
Additional paid-in-capital	202,796	203,101
Retained earnings	13,777	1,382

Total Stockholders’ Equity	216,676	204,586

Total Liabilities and Stockholders’ Equity	$1,403,454	$1,416,927

Apollo Residential Mortgage, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations (Unaudited)

(in thousands—except share and per share data)

Three Months ended March 31, 2012
Net interest income:
Interest income	$12,363
Interest expense	(1,361)

Net interest income	11,002

Other Income (Loss)
Realized gain on sale of RMBS	6,769
Unrealized gain on RMBS	5,950
Loss on derivative instruments (includes $569 of unrealized losses)	(1,318)
Interest income on cash balances	2

Other Income, net	11,403

Operating Expenses
General and administrative (includes $78 non-cash stock based compensation)	(1,488)
Management fee – related party	(797)

Total operating expenses	(2,285)

Net income	$20,120

Basic and diluted net income per share of common stock	$1.95

Basic and diluted weighted average common shares outstanding	10,301,250

Dividend declared per share of common stock	$0.75

Reconciliations of Non-GAAP Financial Measures

This press release contains disclosures related to the Company’s Operating Earnings, Operating Earnings per common share, and Effective Cost of Funds for the three months ended March 31, 2012, which constitutes non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The Company’s management believes these non-GAAP financial measures presented in this press release, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results. An analysis of any non-GAAP financial measures should be made in conjunction with results presented in accordance with GAAP.

Operating Earnings and Operating Earnings per common share presented exclude, as applicable: (i) realized and unrealized gains and losses recognized through earnings; (ii) non-cash equity compensation; (iii) one time events pursuant to changes in GAAP; and (iv) certain other non-cash charges. Effective Cost of Funds includes the net interest component related to the Company’s swaps. While the Company has not elected hedge accounting for its swaps, such derivative instruments are viewed by the Company as an economic hedge against increases in future market interest rates.

The Company believes that the non-GAAP measures it presents provide investors with a useful measure to assess the performance of the Company’s ongoing business and useful supplemental information to both management and investors in evaluating our financial results. A reconciliation of the GAAP items discussed above to their non-GAAP measures for the three months ended March 31, 2012, are as follows:

The following table reconciles Operating Earnings with net income for the three months ended March 31, 2012 and December 31, 2011 (dollar amounts in thousands except share and per share data):

	Three Months ended March 31, 2012		Three Months ended December 31, 2011
		Earnings Per Share (Diluted)		Earnings Per Share (Diluted)
Net income	$20,120	$1.95	$6,358	$0.62
Adjustments:
Non-cash stock-based compensation expense	78	0.01	73	0.01
Unrealized gain on RMBS	(5,950)	(0.58)	(3,765)	(0.36)
Unrealized loss on derivatives	569	0.06	3,138	0.30
Realized gain on sale of RMBS	(6,769)	(0.66)	(550)	(0.06)

Total adjustments to net income:	(12,072)	(1.17)	(1,104)	(0.11)

Operating Earnings	$8,048	$0.78	$5,254	$0.51

Basic and diluted weighted average common shares outstanding:	10,301,250		10,301,250

The following table reconciles the Effective Cost of Funds with interest expense for the three months ended March 31, 2012 (dollar amounts in thousands):

	For the Three Months Ended March 31, 2012
	Reconciliation	Cost of Funds/Effective Borrowing Costs
Interest expense	$1,361	0.50%
Adjustment:
Net interest for Swaps	749	0.27%

Effective Borrowing Costs	$2,110	0.77%

Weighted average repurchase borrowings	$1,099,145